Exhibit 4.32

Spousal Consent Letter

The undersigned, YAN Shi, (Identification Card No. [***]), is the lawful spouse of LIU Nian (Identification Card No. [***]). I hereby confirm I have understood, and unconditionally and irrevocably issue this Spousal Consent Letter in respect of the equity interest held by LIU Nian in Beijing Guangmu Weichen Technology Co., Ltd. (“Guangmu Weichen”) as following:

I have understood:

(1)

All of the equity interests held by LIU Nian in Guangmu Weichen will be disposed of in accordance with the Exclusive Option Agreement executed on December 8, 2021 by and among LIU Nian and Beijing Absolute Health Co., Ltd. (“WFOE”) and related parties, and such equity interests are subject to the control formed by WFOE and/or its subsidiaries through a series of agreement arrangements.

(2)

All of the equity interests held by LIU Nian in Guangmu Weichen will be disposed of in accordance with the Equity Interest Pledge Agreement executed on December 8, 2021 by and among LIU Nian, WFOE, Guangmu Weichen and related parties.

(3)	All of the equity interests held by LIU Nian in Guangmu Weichen will be disposed of in accordance with the Power of Attorney executed on December 8, 2021 issued by LIU Nian to WFOE.

I hereby confirm I understand and agree that LIU Nian executed the Exclusive Option Agreement, the Equity Interest Pledge Agreement and the Power of Attorney (in each case, including any modification, amendment or restatement to the aforementioned documents, collectively referred to as the “Transaction Documents”), and to dispose of the corresponding equity and interest attached thereto in Guangmu Weichen in accordance with the Transaction Documents. I will not take any action at any time to impede the arrangements for the disposal of the aforesaid shareholding.

I hereby confirm and agree that the equity interests and any rights and interests attached thereto in Guangmu Weichen currently and hereafter held by my spouse is her individual property, and shall not constitute the jointly owned properties between my spouse and I, which my spouse is entitled to dispose of on her own. I hereby unconditionally and irrevocably waive any right or interest with respect to such equity interest and its corresponding assets that I may be entitled to under any applicable laws, and undertake not to raise any claim with respect to such equity interest and its corresponding assets, including claiming that such equity interest and its corresponding assets constitute the jointly owned property between my spouse and me, and thereby claiming to participate in the daily operation and management of Guangmu Weichen or cast vote or in any way impact the decision of my spouse regarding such equity interests or any rights and interest attached thereto.

I further confirm that, no separate authority or consent on my part is required for LIU Nian to perform the Transaction Documents, amend or terminate the Transaction Documents.

I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents (as amended from time to time).

I hereby agree and covenant that, if I acquire any equity interests or any rights or interest attached thereto from Guangmu Weichen for any reason, I shall be bound by the Transaction Documents (as amended from time to time), and comply with the obligations of shareholders of Guangmu Weichen under the Transaction Documents (as amended from time to time). For such purpose, at the request of WFOE, I will execute a series of written documents with the form and substance substantially the same as the Transaction Documents (as amended from time to time).

I hereby further confirm, covenant and undertake, in all cases, including without limitation, the occurrence of the divorce between my spouse and me, my spouse shall be entitled to independently dispose the equity interest and the corresponding assets he/she holds in Guangmu Weichen, and I will not take any actions that may affect or prevent my spouse’s performance of her duties under the Transaction Documents, including but not limited to raising any claim for the equity interest in Guangmu Weichen or any rights endowed under the Transaction Documents.

I hereby agree and covenant that, I will not act in any manner or any claim or file a lawsuit that conflicts with the arrangement contemplated under the Transaction Documents or this Spousal Consent Letter at any time whether direct or indirect, active or passive.

The Spousal Consent Letter is dated on December 8, 2021.

(Signature page to Spousal Consent Letter)

Signatory: /s/ Yan Shi